UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 9, 2008


                                West Marine, Inc.

                 ----------------------------------------------

             (Exact name of registrant as specified in its charter)


       Delaware                    0-22512                    77-0355502
    -----------------           ---------------           ------------------
    (State or other               (Commission              (I.R.S. Employer
    jurisdiction of                File Number)             Identification No.)
    incorporation)


                               500 Westridge Drive
                          Watsonville, California 95076
      ---------------------------------------------------------------------
          (Address of Principal Executive Offices, Including Zip Code)


                                 (831) 728-2700
                             -----------------------
              (Registrant's Telephone Number, Including Area Code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
     Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.        Results of Operations and Financial Condition.

On October 9, 2008, West Marine, Inc. announced its net sales for the 13-week period (third quarter) ended September 27, 2008 and for the 39-week period ended September 27, 2008. A copy of this press release is attached hereto as
Exhibit 99.1.

The information required to be furnished pursuant to Item 2.02 and Exhibit 99.1 of this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, except if West Marine specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.  Financial Statements and Exhibits.

            (a)      Not Applicable.

            (b)      Not Applicable.

            (c)      Not Applicable.

            (d)      Exhibit:

                     99.1     Press Release dated October 9, 2008
                              (furnished pursuant to Item 2.02).

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        WEST MARINE, INC.



Date:  October 9, 2008                  By: /s/ Thomas R. Moran
                                            ---------------------------------
                                           Thomas R. Moran
                                           Senior Vice President and
                                           Chief Financial Officer

                                                                    Exhibit 99.1


[West Marine Logo]
Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229


WEST MARINE REPORTS THIRD QUARTER 2008 SALES

WATSONVILLE, CA, October 9, 2008 - West Marine, Inc. (Nasdaq: WMAR) today reported net sales for the thirteen weeks ended September 27, 2008 of $180.2 million, a decrease of $8.2 million, or 4.4%, from net sales of $188.4 million for the same period a year ago, primarily due to a $7.5 million decrease in comparable store sales. Comparable store sales for the third quarter decreased 4.7%.

Net sales for the thirty-nine weeks ended September 27, 2008 were $520.1 million, a decrease of $41.1 million, or 7.3%, from net sales of $561.3 million for the same period a year ago, primarily due to a $33.3 million decrease in comparable store sales and a $9.2 million sales decrease attributable to stores that were closed in 2007. Comparable store sales for thirty-nine weeks ended September 27, 2008 do not include net sales of $9.0 million from new stores and $7.1 million from remodeled or expanded stores. Comparable store sales for the thirty-nine weeks ended September 27, 2008 decreased 7.1%.

Net sales attributable to our Stores segment for the third quarter of 2008 were $159.8 million, a decrease of $7.5 million, or 4.5%, compared to same period last year. The sales decrease primarily was due to a $7.5 million decrease in comparable store sales. Port Supply (wholesale) segment sales through the distribution centers for the third quarter of 2008 were $9.9 million, a decrease of $0.2 million, or 2.3%, compared to the same period last year. Port Supply sales to wholesale customers through our retail store locations are included in the Stores segment. Net sales in the Direct Sales segment for the third quarter of 2008 were $10.5 million, a decrease of $0.4 million, or 4.0%, compared to same period last year.

Geoff Eisenberg, Chief Executive Officer of West Marine, said, "As anticipated, sales results during the third quarter remained soft, with particular weakness in the southeastern part of the country. Economic conditions and high fuel prices continued to affect boat usage, which is the primary driver of our traffic and sales levels. Spending on big ticket items continued to be slow. More recently, we also have seen sales softness spread to the International business, though this is a relatively small portion of our overall sales mix. We are continuing to operate the business conservatively, focusing on expense management and cash flow generation."


ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 356 stores located in 38 states, Puerto Rico, Canada and a franchised store located in Turkey. Our catalog and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).


Special Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934 including forward-looking statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward looking statements include, among other things, expectations relating to softness in the marine industry, including softening International sales, and our ability to effectively manage expenses, as well as facts and assumptions underlying these expectations. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in West Marine's Form 10-K for the fiscal year ended December 29, 2007. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.